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                                    U. S. BANCORP

                                DEFERRED COMPENSATION

                                   TRUST AGREEMENT


     THIS TRUST AGREEMENT effective January 1, 1990, between U. S. BANCORP, (hereinafter called "Trustor"), and UNITED STATES NATIONAL BANK OF OREGON, (hereinafter called "Trustee"),

                                W I T N E S S E T H :

     WHEREAS, certain employees of Trustor and certain of its affiliates (hereinafter called "Employees" and "Employers" respectively) and certain members of the boards of directors of Employers (hereinafter called "Directors") are entitled to benefits (hereinafter called "Benefits") under certain income tax nonqualified, unfunded plans (hereinafter called "Plans") and individual employment agreements (hereinafter called "Agreements"); and

     WHEREAS, the amount and the timing of payments to Employees, Directors, and their surviving spouses or other beneficiaries, if any, (hereinafter individually and collectively called "Trust Beneficiaries") of Benefits to which they are entitled, are specified in the Plans and Agreements which are listed in Exhibit A and attached hereto as Exhibits B through I and by this reference are made a part hereof; and

     WHEREAS, Trustor wishes to establish a trust (hereinafter called the "Trust") so that each Employer that, by resolution of its board of directors, agrees to be bound to the terms of this Trust may, in its discretion, transfer to the Trust assets which shall be held therein, subject to the claims of such Employer's general creditors in the event such Employer becomes Insolvent (as defined in Section 3.1), until paid to

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Trust Beneficiaries as Benefits in such manner and at such times as specified in the Plans and Agreements;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held, and disposed of as follows:

                                      ARTICLE I

                                      TRUST FUND

     1.1 INITIAL PRINCIPAL. Subject to the claims of its general creditors as set forth in Article III, Trustor hereby deposits with Trustee in trust One Dollar ($1.00), which shall become the initial principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

     1.2 DATE TRUST IS IRREVOCABLE. The Trust hereby established shall be revocable in writing by Trustor at any time until the earliest of: (i) thirty
(30) days following the issuance by the Internal Revenue Service of tax rulings requested by Trustor in conjunction with the establishment of this Trust; or
(ii) the date of a change in control of Trustor. Thereafter, this Trust shall be irrevocable.

     1.3 SEPARATE FUND. The principal of the Trust, and any earnings thereon which are not paid to an Employer as provided in Article IV, shall be held separate and apart from other funds of Employers and shall be used exclusively for the uses and purposes herein set forth.

     1.4 UNSECURED CONTRACTUAL CLAIMS. Neither the Trust Beneficiaries, nor the Plans and Agreements, shall have any preferred claim on, or any beneficial ownership or interest in, any assets of the Trust prior to the time such assets are paid


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to the Trust Beneficiaries as Benefits as provided in Article II.  All rights created under the Plans and Agreements and this Trust Agreement shall be mere unsecured contractual rights of the Trust Beneficiaries against the respective Employer.

     1.5 EMPLOYER DEPOSITS OF CASH IN TRUST. Each Employer may, in its sole discretion, make deposits of cash in trust with the Trustee from time to time (including when a change in control occurs) to provide for the projected Benefits of the Trust Beneficiaries. These deposits shall be held, administered and disposed of by Trustee as provided in this Trust Agreement. Trustee shall establish and maintain a separate account with respect to each Employer (hereinafter called an "Account") to which such Employer's contributions are credited pursuant to 6.2.

                                      ARTICLE II

                           PAYMENTS TO TRUST BENEFICIARIES

     2.1 TRUSTEE MAKES PAYMENTS IF EMPLOYER IS NOT INSOLVENT AND EMPLOYER IS NOT MAKING PAYMENTS. Trustee shall make payments of Benefits to Trust Beneficiaries in accordance with the Plans and Agreements from the Account of the Employer which is responsible for the Benefit liability, provided (i) such Employer is not Insolvent as defined in Section 3.1 and (ii) such Employer is not making payment of such Benefits.

     2.2 TRUST BENEFICIARIES HAVE NO RIGHTS AGAINST TRUST IF TRUST FUNDS NOT SUFFICIENT. If an Employer's Account is not sufficient to make payments of Benefits to Trust Beneficiaries pursuant to Section 2.1, such Trust Beneficiaries shall have no further rights against this Trust.


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                                     ARTICLE III

                     TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO

                     TRUST BENEFICIARIES WHEN EMPLOYER INSOLVENT

     3.1 DEFINITION OF INSOLVENT. An Employer shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Employer is unable to pay its debts as they mature, or (ii) the Employer is a debtor in a case under the Bankruptcy Code or a receiver is appointed for the Employer.

     3.2 TRUST FUNDS SUBJECT TO CLAIMS OF GENERAL CREDITORS. At all times during the continuance of this Trust, an Employer's Account shall be subject to claims of general creditors of the Employer as hereinafter set forth. At any time Trustee has determined pursuant to Section 3.4 that an Employer is Insolvent, Trustee shall deliver the Employer's Account to satisfy such claims as a court of competent jurisdiction may direct.

     3.3 DUTY OF BOARD TO NOTIFY TRUSTEE OF EMPLOYER INSOLVENCY. The board of directors of an Employer and its chief executive officer shall immediately notify the Trustee in writing if that Employer becomes Insolvent.

     3.4 TRUSTEE DUTY TO DISCONTINUE PAYMENTS AND INDEPENDENTLY DETERMINE INSOLVENCY. On receipt of such notice or any other written allegation of an Employer's Insolvency (such as from a creditor), Trustee shall independently determine, within thirty (30) days after receipt of such notice, whether the Employer is Insolvent. Pending such determination, Trustee (i) shall discontinue payments of Benefits to Trust Beneficiaries of that Employer, (ii) shall hold the Trust assets


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allocable to that Employer for the benefit of the affected Employer's creditors, and (iii) shall resume payments of Benefits to Trust Beneficiaries of that Employer in accordance with Article II of this Trust Agreement only after Trustee has determined that the affected Employer is not Insolvent (or is no longer Insolvent, if Trustee initially determined the Employer to be Insolvent). In the event that an involuntary petition in bankruptcy or an application for appointment of a receiver is filed, the Trustee shall be entitled to delay determination of whether the Employer is Insolvent and not resume payments until the court or agency determines whether an order for relief should be entered or a receiver should be appointed. In such event, the Trustee shall abide by the determination of the court or agency.

     3.5 TRUSTEE DETERMINATION OF EMPLOYER INSOLVENCY. Unless Trustee has actual knowledge or has received other written allegation of an Employer's Insolvency as provided in Sections 3.3 and 3.4, Trustee shall have no duty to inquire whether an Employee is Insolvent. Trustee may in all events rely on such evidence concerning an Employer's solvency as may be furnished to Trustee which will give Trustee a reasonable basis for making a determination concerning an Employer's solvency. For purposes of this Trust Agreement, Trustee shall be considered to possess only such knowledge or information concerning an Employer as is in the possession of Trustee's trust department. In particular, Trustee shall not be considered to possess any knowledge or information that is in possession of Trustee's other departments.


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     3.6  RIGHTS OF TRUST BENEFICIARIES AS CREDITORS OF AN EMPLOYER.  Nothing in
this Trust Agreement shall in any way diminish any rights of Trust Beneficiaries to pursue their rights as creditors of an Employer with respect to Benefits or otherwise.


     3.7 AMOUNT OF FIRST PAYMENT AFTER DISCONTINUANCE. If Trustee discontinues payments of Benefits to Trust Beneficiaries of an Employer pursuant to Section
3.4 and subsequently resumes such payments, the first payment following the discontinuance shall include the difference (together with interest thereon as defined below) between: (i) the aggregate amount of all payments that would have been made to the Trust Beneficiaries in accordance with the Plans and Agreements during the period of the discontinuance, and (ii) the aggregate amount of payments made to Trust Beneficiaries by the affected Employer in lieu of the payments provided for hereunder during any such period of discontinuance. The rate of interest during a calendar year shall initially equal the monthly average interest rate on five-year Treasury Notes for the month of November prior to that calendar year as published in the Federal Reserve Statistical Release G.13, plus 75 basis points. This rate of interest may be changed from time to time by Trustor. Trustor shall provide Trustee with advance written notice of changes in this rate of interest.

                                      ARTICLE IV

                                PAYMENTS TO EMPLOYERS

     An Employer shall have no right or power to direct Trustee to return to the Employer or to divert to others any portion of the other Employers' Accounts.


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Except as provided below and in Sections 1.2 and 10.4, an Employer shall have no right or power to direct Trustee to return to the Employer or to divert to others any of the Employer's Account before all payments of Benefits for which that Employer is responsible have been made to Trust Beneficiaries pursuant to the Plans and Agreements. In the event that the Employer's Account exceeds 125 percent of the present value (determined by an actuary in accordance with Section 7.3) of the accrued Benefits of such Employer's Trust Beneficiaries, all or a part of the Employer's Account in excess of 125 percent may, at the discretion of the Employer, be returned to the Employer, unless the Trustee determines otherwise to protect the Trust Beneficiaries.

                                      ARTICLE V

                              INVESTMENT OF TRUST FUNDS

     Prior to a change in control of Trustor, Trustee shall invest the mingled principal contributed by Employers to the Trust, and any earnings thereon, as Trustor prescribes, other than in securities or obligations issued by Trustor. The Trustee shall act only as administrative agent in carrying out directed investment transactions and shall not be responsible for investment decisions. If a directed investment transaction violates any duty to diversify, to maintain liquidity, or to meet any other investment standard under this Trust or applicable law, the entire responsibility shall rest upon Trustor. Trustee shall be fully protected in acting upon or complying with any investment objectives, guidelines, restrictions, or directions provided by Trustor in accordance with this paragraph. If Trustor does


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not respond to Trustee's written request for investment direction, Trustee shall direct investment of the Trust fund.

     After a change in control of Trustor, Trustee shall direct investment of the Trust fund. Trustor shall no longer be entitled to direct Trustee with respect to investment of the Trust fund, unless the written consent of a majority of Trust Beneficiaries is obtained. If such written consent is not obtained, the Trust fund shall be invested by Trustee in accordance with
Section 7.1.

                                      ARTICLE VI

                                ACCOUNTING BY TRUSTEE

     6.1 TRUSTEE RECORDKEEPING RESPONSIBILITIES. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between Trustor and Trustee.

     6.2 EMPLOYER ACCOUNTS. An Employer's contributions to the Trust shall be credited to the Employer's Account. Also, each Employer's Account will be credited with its proportionate share of Trust earnings (as of each December 31 or such other valuation date as determined by the Trustee) based on the average amount of moneys in such Account throughout the valuation period. An Employer's Account will be debited with its proportionate share of general Trust expenses based on the average amount of moneys in such Account throughout the expense period (or such other method as determined by the Trustee to be a reasonably equitable method of allocating general Trust expenses). An Employer's Account will also be



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debited with expenses specifically allocable to that Account, such as the payment of Benefits arising from employment with that Employer.

     6.3 INSPECTION OF BOOKS AND RECORDS. All such Accounts, books and records shall be open to inspection and audit at all reasonable times by Trustor and Employers.

     6.4 ANNUAL ACCOUNTING BY TRUSTEE. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Trustor a written account of its administration of the Trust during such year or during the period from the close of the last accounting period to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

                                     ARTICLE VII

                              RESPONSIBILITY OF TRUSTEE

     7.1 PRUDENT MAN RULE. In acquiring, investing, reinvesting, exchanging, retaining, selling and managing property for the benefit of another, Trustee shall exercise the judgment and care under the circumstances then prevailing, which persons of prudence, discretion and intelligence exercise in the management of their


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own affairs, not in regard to speculation but in regard to the permanent disposition of their funds, considering the probable income as well as the probable safety of their capital.

     7.2 INDEMNIFICATION FOR LITIGATION COSTS. Trustee shall not be required to undertake or to defend any litigation arising in connection with this Trust Agreement, unless it be first indemnified by the affected Employer against its prospective costs, expenses and liability, including reasonable attorneys' fees, and the Employers hereby agree to indemnify Trustee for such costs, expenses, and liability. In no event shall Employers indemnify Trustee for litigation for breach of Trustee's responsibilities under this Trust Agreement.

     7.3 ADVICE TO ACTUARY. The Trustee may consult with an actuary in order to determine whether (based upon reasonable actuarial assumptions) certain Trust assets exceed 125 percent of the present value of the accrued Benefits under
Article IV, and shall be fully protected in acting or refraining from acting in accordance with the advice of such actuary. Prior to a change in control of Trustor, the actuary shall be selected by Trustor. After a change in control of Trustor, the actuary shall be selected by Trustee, provided the Trustor may select the actuary with written consent of a majority of Trust Beneficiaries.

     7.4 AUTHORITY TO HIRE. Trustee may hire, at the expense of the Trust, agents, accountants, legal counsel, actuaries and financial consultants, subject to Trustor's prior approval in writing. Trustee shall have no power to conduct a business under the provisions of this Trust.


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     7.5  GENERAL POWERS.  Except as provided in Section 7.6, Trustee shall have, without exclusion, all powers conferred on trustees by applicable law unless expressly provided otherwise herein.

     7.6 INSURANCE POLICIES. If an insurance policy is held as an asset of the Trust, Trustee shall have no power, except in accordance with Section 1.2 or
Article IV hereof, to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     7.7 DOCUMENTS PROVIDED TO TRUSTEE. Trustor shall provide to Trustee with copies of the following documents: (i) the Plans and Agreements; (ii) all amendments to Plans and Agreements; and (iii) a list, updated annually, of all employees who participate in each Plan and Agreement under this Trust Agreement.

                                     ARTICLE VIII

                         COMPENSATION AND EXPENSES OF TRUSTEE

     Trustee shall receive such reasonable compensation for its services as shall be agreed upon in writing by Trustor and Trustee, including Trustee's reasonable expenses incurred with respect to the administration of the Trust. Trustee shall notify Trustor periodically of expenses and fees and Trustor may elect to pay them and may allocate the cost among the Employers. Otherwise the compensation and expenses shall be charged to the Trust to the extent permitted by law.


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                                      ARTICLE IX

                                REPLACEMENT OF TRUSTEE

     9.1 RESIGNATION AND REMOVAL. Trustee may resign at any time by written notice to Trustor, which shall be effective in 60 days or on such earlier or later date agreed to by Trustor and Trustee. Upon a change of control of Trustor, United States National Bank of Oregon shall resign as Trustee. Trustee may be removed at any time by Trustor by written notice.

     9.2 APPOINTMENT OF SUCCESSOR. Trustor shall appoint a national or state bank or trust company that is independent of Trustor as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the successor Trustee.

                                      ARTICLE X

                               AMENDMENT OR TERMINATION

     10.1 AMENDMENT. Prior to a change in control of Trustor, this Trust Agreement may be amended any time and to any extent by a written instrument executed by Trustor. In particular, Trustor may amend this Trust Agreement to change the Plans and Agreements subject to it.

     After a change in control of Trustor, this Trust Agreement may be amended only with (i) the written consent of a majority of the Trust Beneficiaries on the date of such amendment, (ii) as required to obtain a favorable ruling from the Internal Revenue Service with respect to the tax consequences of this Trust, or (iii) as necessary to obtain an opinion of counsel that the Trust does not cause the Plans


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and Agreements to be funded deferred compensation arrangements.  In particular,
Trustor may not amend this Trust Agreement to add any additional Plans or Agreements or Trust Beneficiaries unless a separate Employer's Account is provided for such additional Trust Beneficiaries. Notwithstanding the foregoing, any Trust amendment may be made by written consent of Trustor and Trustee without written consent of a majority of the Trust Beneficiaries if such amendment will not have a material adverse effect on the rights of the Trust Beneficiary.

     10.2 TERMINATION. Unless revoked sooner pursuant to Section 1.2, this Trust shall not terminate until the date on which (i) Trust Beneficiaries are entitled to no more Benefits, (ii) the Trust assets are exhausted, or (iii) the Trust terminates pursuant to Section 11.1.

     10.3 DISTRIBUTION OF ASSETS UPON TERMINATION. Upon termination of the Trust as provided in Section 10.2, any assets remaining in the Trust shall be returned to the Employers based on each Employer's Account.

     10.4 SALE OF DISPOSITION OF EMPLOYER. In the event of a sale or disposition of an Employer any assets remaining in the Employer's Account shall remain in this Trust.

     10.5 CHANGE IN CONTROL. For purposes of this Trust, a change in control of Trustor shall be deemed to have occurred upon receipt by Trustee of written notice to that effect or that a potential change in control has occurred from Trustor's board of directors.


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                                      ARTICLE XI

                             SEVERABILITY AND ALIENATION

     11.1 SEVERABILITY. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of the Trust; except that if the remaining provisions of the Trust would not substantially achieve the purpose of Trustor in establishing this Trust, then this Trust shall terminate.

     11.2 ALIENATION. The right of a Trust Beneficiary to receive payments under this Agreement may not be anticipated, assigned (either at law or equity), pledged, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process.

                                     ARTICLE XII

                                    GOVERNING LAW

     This Trust Agreement shall be governed by and construed in accordance with the laws of Oregon.


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